Exhibit 99.1

NYSE: MMP

Date:	Oct. 1, 2004

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Partners Completes Acquisition of Strategic Pipeline Systems

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) announced today that it has closed its previously announced acquisition of more than 2,000 miles of refined petroleum products pipelines from affiliates of Shell Oil Products US for approximately $490 million plus working capital and transaction costs. The acquired assets are located in Colorado, Kansas, Oklahoma and Texas and include six active terminals and six system storage facilities that have a combined storage capacity of approximately 6.4 million barrels.

“This acquisition is an excellent fit with our pipeline and terminals network and provides us with our own direct connection to the U.S. Gulf Coast refining region,” said Don Wellendorf, chief executive officer. “The response by our customers has been very positive. We intend to begin work immediately on capital projects to expand the interconnections with our existing assets which will enhance our capabilities to better serve our customers’ growing need for transportation and terminal services.”

The acquisition, including working capital and transaction costs, was financed initially with approximately $180 million of cash on hand, comprised in part of proceeds raised from equity offerings earlier this year to pre-fund the acquisition, and borrowings of $300 million under a short-term acquisition facility and $50 million under an existing revolving credit facility.

In connection with the acquisition, Magellan’s partnership agreement was amended to reduce the incentive cash distributions to be paid to the general partner by $1.25 million, $5 million and $3 million for 2004, 2005 and 2006, respectively. Overall, the acquisition is expected to be immediately accretive to cash available for distributions by at least 15 cents per limited partner unit annually.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at http://www.magellanlp.com.

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.